UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
____________________
Date of Report (Date of earliest event reported): July 13, 2015
Accenture SCA
(Exact name of Registrant as specified in its charter)

Luxembourg	000-49713	98-0351796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
(Address of principal executive offices)
Registrant’s telephone number, including area code: (352) 26 42 35 00
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of Stephen J. Rohleder, who has held many senior leadership roles during his 34 years with Accenture plc (“Accenture”), including most recently group chief executive—North America from June 2014 to May 2015, group chief executive—Health & Public Service from September 2009 to June 2014 and Accenture’s chief operating officer from September 2004 to September 2009, the Board of Directors (the “Board”) of Accenture, the general partner of Accenture SCA, determined on July 13, 2015 to waive the remaining service-based vesting conditions for a portion of Mr. Rohleder’s previously granted outstanding equity awards. These waivers will apply to 4,362 time-vesting restricted share units that were granted under the 2014 Voluntary Equity Investment Program, and to 33,991 performance-vesting restricted share units (assuming target performance) granted under the 2014 and 2015 Key Executive Performance Share Programs that are not otherwise scheduled to vest on or following his retirement. An additional number of shares will be earned as dividend equivalents in accordance with the terms of Mr. Rohleder’s outstanding equity award agreements. Although the Board waived the remaining service-based vesting conditions for the awards under the Key Executive Performance Share Programs, the vesting for each award will occur only to the extent that Accenture’s performance objectives are met over the three-year performance period for each award, with the actual number of shares (which may be below, at or above target) determined based on Accenture’s cumulative performance over the relevant performance period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2015	ACCENTURE SCA, represented by its general partner, Accenture plc, itself represented by its duly authorized signatory

	By:	/s/ Joel Unruch
	Name:	Joel Unruch
	Title:	Corporate Secretary of Accenture plc, general partner of Accenture SCA